Exhibit 99.1

FOR IMMEDIATE RELEASE

Media:	Ellen Barry	Investors:	Lisa Capodici
	(614) 553-3858		(614) 757-5035
	ellen.barry@cardinalhealth.com		lisa.capodici@cardinalhealth.com

Cardinal Health Reports First Quarter Results for Fiscal Year 2019

•	Revenue increased 8 percent to $35.2 billion

•	GAAP[1] operating earnings increased 211 percent to $816 million, including a $508 million gain on sale of naviHealth; non-GAAP operating earnings decreased 11 percent to $542 million

•	GAAP diluted earnings per share increased 439 percent to $1.94, and non-GAAP diluted earnings per share increased 18 percent to $1.29

•	Company reaffirmed outlook for fiscal 2019; board of directors approved new $1 billion share repurchase authorization and declared quarterly dividend of $0.4763 per common share

DUBLIN, Ohio, November 8, 2018 - Cardinal Health (NYSE: CAH) today reported first quarter fiscal year 2019 revenues of $35.2 billion, an increase of 8 percent. The company also reported growth in GAAP operating earnings of 211 percent to $816 million and a decrease in non-GAAP operating earnings of 11 percent to $542 million. GAAP operating earnings included a gain of $508 million ($378 million after-tax) related to the naviHealth divestiture. GAAP diluted earnings per share (EPS) from continuing operations increased 439 percent to $1.94, while non-GAAP diluted EPS increased 18 percent to $1.29.

“We are pleased that the first quarter provided a solid start to fiscal year 2019,” said Mike Kaufmann, CEO of Cardinal Health. “Operating performance came in as expected, and we are on track in executing on our strategic initiatives to deliver increased value to our shareholders, our customers and their patients. We look forward to making further strides over the balance of the year and building on Cardinal Health’s essential role in healthcare.”

Q1 FY19 summary

	Q1 FY19		Q1 FY18		Y/Y
Revenue	$35.2	billion	$32.6	billion	8%
Operating earnings	$816	million	$262	million	211%
Non-GAAP operating earnings	$542	million	$610	million	(11)%
Net earnings attributable to Cardinal Health, Inc.	$593	million	$115	million	416%
Non-GAAP net earnings attributable to Cardinal Health, Inc.	$396	million	$346	million	14%
Diluted EPS attributable to Cardinal Health, Inc.	$1.94		$0.36		439%
Non-GAAP diluted EPS attributable to Cardinal Health, Inc.	$1.29		$1.09		18%

Tax rate

During the three months ended September 30, 2018 and 2017, GAAP effective tax rates were 19.4 percent and 34.2 percent, respectively, and non-GAAP effective tax rates were 14.0 percent and 34.1 percent, respectively.

This quarter’s lower effective tax rates are attributable to the lower U.S. federal income tax rate due to the U.S. Tax Cuts and Jobs Act, and the approximately $0.18 per share positive impact of discrete tax benefits primarily related to international legal entity changes.

Segment results
Pharmaceutical segment
First quarter revenue for the Pharmaceutical segment increased 9 percent to $31.4 billion due to sales growth from Pharmaceutical Distribution and Specialty Solutions customers, partially offset by the divestiture of the company’s China distribution business.

Cardinal Health

Segment profit for the quarter decreased 12 percent to $409 million, which reflects the negative impact from the company’s generic program performance.

	Q1 FY19		Q1 FY18		Y/Y
Revenue	$31.4	billion	$28.9	billion	9%
Segment profit	$409	million	$467	million	(12)%
Medical segment
First quarter revenue for the Medical segment increased 2 percent to $3.8 billion, which was driven primarily by new and existing customers.

Segment profit increased 5 percent to $135 million. This increase was due to the beneficial comparison to the prior-year fair value step-up of inventory acquired with the Patient Recovery business. This was partially offset by increased costs related to Cardinal Health Brand products, including Cordis.

	Q1 FY19		Q1 FY18		Y/Y
Revenue	$3.8	billion	$3.7	billion	2%
Segment profit	$135	million	$129	million	5%
Fiscal year 2019 outlook
The company does not provide GAAP EPS outlook because it is unable to reliably forecast most of the items that are excluded from GAAP EPS to calculate non-GAAP EPS. These items could cause EPS to differ materially from non-GAAP EPS. See "Use of Non-GAAP Measures" following the attached schedules for additional explanation.

The company reaffirmed its fiscal year 2019 guidance range for non-GAAP diluted EPS of $4.90 to $5.15.

Additional first-quarter and recent highlights

•

•	Announced Victor Crawford will join the company as chief executive officer of the Pharmaceutical segment on November 12

•
Exited transition services agreement (TSA) with Medtronic for the Europe, Middle East and Africa region during the last week of October and on track for TSA exits in the remaining regions in early 2019

•
The Cardinal Health board of directors approved a quarterly dividend of $0.4763 per share. The dividend will be payable on January 15, 2019 to shareholders of record at the close of business on January 2, 2019

•
Recently completed a $600 million share repurchase program, and this week, the board of directors approved a three-year authorization to repurchase up to an additional $1 billion of Cardinal Health common shares, which will expire on December 31, 2021. The company is now authorized to repurchase up to $1.3 billion of its common shares

•
Sponsored inaugural Women Pharmacist Day on October 12, in conjunction with National Pharmacist Month, to recognize the important contributions women pharmacists make to delivering quality care to patients

Webcast

Cardinal Health will host a webcast today at 8:30 a.m. Eastern to discuss first quarter results. To access the webcast and corresponding slide presentation, go to the Investor Relations page at ir.cardinalhealth.com. No access code is required.

Presentation slides and a webcast replay will be available on the Cardinal Health website at ir.cardinalhealth.com until November 7, 2019.

Upcoming webcasted investor events

•	Credit Suisse 27th Annual Healthcare Conference on November 14 at 8:35 a.m. Mountain in Scottsdale, Ariz.

•	37th Annual J.P. Morgan Healthcare Conference on January 7-10, 2019 in San Francisco, Calif.

Cardinal Health

About Cardinal Health

Cardinal Health, Inc. is a global, integrated healthcare services and products company, providing customized solutions for hospitals, healthcare systems, pharmacies, ambulatory surgery centers, clinical laboratories and physician offices worldwide. The company provides clinically proven medical products, pharmaceuticals and cost-effective solutions that enhance supply chain efficiency from hospital to home. To help combat prescription drug abuse, the company and its education partners created Generation Rx, a national drug education and awareness program. Backed by nearly 100 years of experience, with approximately 50,000 employees in nearly 46 countries, Cardinal Health ranks #14 on the Fortune 500. For more information, visit cardinalhealth.com, follow @CardinalHealth on Twitter, @cardinalhealthwings on Facebook and connect on LinkedIn at linkedin.com/ company/cardinal-health.

1GAAP refers to U.S. generally accepted accounting principles. This news release includes GAAP financial measures as well as non-GAAP financial measures, which are financial measures not calculated in accordance with GAAP.  See "Use of Non-GAAP Measures" following the attached schedules for definitions of the non-GAAP financial measures presented in this news release and see the attached schedules for reconciliations of the differences between the non-GAAP financial measures and their most directly comparable GAAP financial measures.
Cardinal Health uses its website as a channel of distribution for material company information. Important information, including news releases, financial information, earnings and analyst presentations, and information about upcoming presentations and events is routinely posted and accessible on the Investor Relations page at ir.cardinalhealth.com. In addition, the website allows investors and other interested persons to sign up automatically to receive e-mail alerts when the company posts news releases, SEC filings and certain other information on its website.
Cautions Concerning Forward-Looking Statements

This release contains forward-looking statements addressing expectations, prospects, estimates and other matters that are dependent upon future events or developments. These statements may be identified by words such as "expect," "anticipate," "intend," "plan," "believe," "will," "should," "could," "would," "project," "continue," "likely," and similar expressions, and include statements reflecting future results or guidance, statements of outlook and expense various accruals and estimates. These matters are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These risks and uncertainties include competitive pressures in Cardinal Health's various lines of business; the amount or rate of generic deflation and our ability to offset generic deflation and maintain other financial and strategic benefits through our generic sourcing venture with CVS Health; our ability to manage uncertainties associated with the pricing of branded pharmaceuticals, including decreased branded inflation and possible branded price reductions; risks associated with our ability to stabilize the performance of and reduce costs associated with our Cordis business; risks associated with the acquisition of the Patient Recovery business, including the ability to successfully integrate the acquired businesses and the ability to achieve the expected synergies and accretion in earnings; the risk of non-renewal under our contracts with CVS Health or one or more other key customer or supplier arrangements or changes to the pricing or other terms of or level of purchases under those arrangements; uncertainties due to government health care reform including federal health care reform legislation or administrative action; uncertainties with respect to the recently enacted Tax Cuts and Jobs Act; changes in the distribution patterns or reimbursement rates for health care products and services; risks associated with the distribution of opioids, including the cost and risk of ongoing investigations and lawsuits by certain governmental and regulatory authorities as well as private plaintiffs, the potential financial impact of enacted and possible taxes or other assessments on the sale of opioids, and potential reputational or operational harm; and changes in foreign currency rates and the cost of commodities such as oil-based resins, cotton, latex and diesel fuel. Cardinal Health is subject to additional risks and uncertainties described in Cardinal Health's Form 10-K, Form 10-Q and Form 8-K reports and exhibits to those reports. This presentation reflects management's views as of Nov. 8, 2018. Except to the extent required by applicable law, Cardinal Health undertakes no obligation to update or revise any forward-looking statement.

Schedule 1
Cardinal Health, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings (Unaudited)

	First Quarter
(in millions, except per common share amounts)	2019	2018	% Change
Revenue	$35,213	$32,641	8%
Cost of products sold	33,546	30,969	8%
Gross margin	1,667	1,672	—%

Operating expenses:
Distribution, selling, general and administrative expenses	1,155	1,062	9%
Restructuring and employee severance	32	132	N.M.
Amortization and other acquisition-related costs	156	183	N.M.
Impairments and (gain)/loss on disposal of assets, net	(511)	1	N.M.
Litigation (recoveries)/charges, net	19	32	N.M.
Operating earnings	816	262	211%

Other (income)/expense, net	3	2	N.M.
Interest expense, net	77	81	(5)%
Loss on extinguishment of debt	—	1	N.M.
Earnings before income taxes	736	178	313%

Provision for income taxes	142	61	133%
Net earnings	594	117	408%

Less: Net earnings attributable to noncontrolling interests	(1)	(2)	N.M.
Net earnings attributable to Cardinal Health, Inc.	$593	$115	416%

Earnings per common share attributable to Cardinal Health, Inc.:
Basic	$1.95	$0.36	442%
Diluted	1.94	0.36	439%

Weighted-average number of common shares outstanding:
Basic	305	316
Diluted	306	318

Schedule 2
Cardinal Health, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

(in millions)	September 30, 2018	June 30, 2018
Assets
Current assets:
Cash and equivalents	$2,045	$1,763
Trade receivables, net	8,082	7,800
Inventories, net	12,481	12,308
Prepaid expenses and other	1,837	1,926
Assets held for sale	—	756
Total current assets	24,445	24,553

Property and equipment, net	2,436	2,487
Goodwill and other intangibles, net	12,093	12,229
Investments	394	50
Other assets	643	632
Total assets	$40,011	$39,951

Liabilities, Redeemable Noncontrolling Interests and Shareholders’ Equity
Current liabilities:
Accounts payable	$20,236	$19,677
Current portion of long-term obligations and other short-term borrowings	1,002	1,001
Other accrued liabilities	1,819	2,002
Liabilities related to assets held for sale	—	213
Total current liabilities	23,057	22,893

Long-term obligations, less current portion	7,999	8,012
Deferred income taxes and other liabilities	3,042	2,975

Redeemable noncontrolling interests	—	12

Total shareholders’ equity	5,913	6,059
Total liabilities, redeemable noncontrolling interests and shareholders’ equity	$40,011	$39,951

Schedule 3
Cardinal Health, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

	First Quarter
(in millions)	2019	2018
Cash flows from operating activities:
Net earnings	$594	$117

Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	245	229
Impairments and (gain)/loss on sale of investments	2	6
Impairments and (gain)/loss on disposal of assets, net	(511)	1
Share-based compensation	19	17
Provision for bad debts	21	16
Change in operating assets and liabilities, net of effects from acquisitions and divestitures:
(Increase)/decrease in trade receivables	(302)	(359)
(Increase)/decrease in inventories	(178)	(381)
Increase/(decrease) in accounts payable	559	1,296
Other accrued liabilities and operating items, net	(84)	239
Net cash provided by operating activities	365	1,181

Cash flows from investing activities:
Acquisition of subsidiaries, net of cash acquired	—	(6,139)
Additions to property and equipment	(58)	(67)
Purchase of available-for-sale securities and other investments	(4)	(3)
Proceeds from sale of available-for-sale securities and other investments	1	64
Proceeds from divestitures, net of cash sold, and disposal of property and equipment	740	1
Net cash provided by/(used in) investing activities	679	(6,144)

Cash flows from financing activities:
Payment of contingent consideration obligation	—	(15)
Net change in short-term borrowings	—	(6)
Purchase of noncontrolling interests	—	(3)
Reduction of long-term obligations	(1)	(402)
Net tax proceeds/(withholdings) from share-based compensation	(13)	(18)
Dividends on common shares	(150)	(150)
Purchase of treasury shares	(600)	(150)
Net cash used in financing activities	(764)	(744)

Effect of exchange rates changes on cash and equivalents	2	9

Net increase/(decrease) in cash and equivalents	282	(5,698)
Cash and equivalents at beginning of period	1,763	6,879
Cash and equivalents at end of period	$2,045	$1,181

Schedule 4
Cardinal Health, Inc. and Subsidiaries
Segment Information

	First Quarter			First Quarter
(in millions)	2019	2018	(in millions)	2019	2018
Pharmaceutical			Medical

Revenue			Revenue
Amount	$31,416	$28,920	Amount	$3,801	$3,724
Growth rate	9%	1%	Growth rate	2%	14%

Segment profit			Segment profit
Amount	$409	$467	Amount[1]	$135	$129
Growth rate	(12)%	(13)%	Growth rate	5%	1%
Segment profit margin	1.30%	1.61%	Segment profit margin	3.55%	3.45%

1 For the three months ended September 30, 2017 segment profit includes a $42 million impact from the roll-out of the inventory fair value step up related to the Patient Recovery acquisition.

Schedule 5
Cardinal Health, Inc. and Subsidiaries
GAAP / Non-GAAP Reconciliation1

				Operating	Earnings	Provision
		SG&A2		Earnings	Before	for		Net	Effective		Diluted
		Growth	Operating	Growth	Income	Income	Net	Earnings[3]	Tax	Diluted	EPS[3]
(in millions, except per common share amounts)	SG&A2	Rate	Earnings	Rate	Taxes	Taxes	Earnings[3]	Growth Rate	Rate	EPS[3]	Growth Rate
	First Quarter Fiscal 2019
GAAP	$1,155	9%	$816	211%	$736	$142	$593	416%	19.4%	$1.94	439%
State opioid assessment related to prior fiscal years	(29)		29		29	8	21			0.07
Restructuring and employee severance	—		32		32	8	24			0.08
Amortization and other acquisition-related costs	—		156		156	36	120			0.39
Impairments and (gain)/loss on disposal of assets[4]	—		(511)		(511)	(134)	(377)			(1.23)
Litigation (recoveries)/charges, net	—		19		19	5	14			0.05
Non-GAAP	$1,126	6%	$542	(11)%	$461	$65	$396	14%	14.0%	$1.29	18%

	First Quarter Fiscal 2018
GAAP	$1,062	15%	$262	(51)%	$178	$61	$115	(63)%	34.2%	$0.36	(63)%
Restructuring and employee severance	—		132		132	47	85			0.27
Amortization and other acquisition-related costs	—		183		183	58	125			0.40
Impairments and (gain)/loss on disposal of assets	—		1		1	—	1			—
Litigation (recoveries)/charges, net	—		32		32	13	19			0.06
Loss on extinguishment of debt	—		—		1	1	—			—
Non-GAAP	$1,062	15%	$610	(9)%	$527	$180	$346	(13)%	34.1%	$1.09	(12)%

1For more information on these measures, refer to the Use of Non-GAAP Financial Measures and Definitions schedules.
2Distribution, selling, general and administrative expenses.
3attributable to Cardinal Health, Inc.
4First quarter 2019 includes a $508 million gain ($378 million after-tax) related to the naviHealth divestiture
The sum of the components may not equal the total due to rounding.
We generally apply varying tax rates depending on the item's nature and tax jurisdiction where it is incurred.

Cardinal Health, Inc. and Subsidiaries

Use of Non-GAAP Measures
This report contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP").
In addition to analyzing our business based on financial information prepared in accordance with GAAP, we use these non-GAAP financial measures internally to evaluate our performance, evaluate the balance sheet, engage in financial and operational planning, and determine incentive compensation because we believe that these measures provide additional perspective on and, in some circumstances are more closely correlated to, the performance of our underlying, ongoing business. We provide these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on our financial and operating results on a year-over-year basis and in comparing our performance to that of our competitors. However, the non-GAAP financial measures that we use may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The non-GAAP financial measures disclosed by us should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth below should be carefully evaluated.
Exclusions from Non-GAAP Financial Measures
Management believes it is useful to exclude the following items from the non-GAAP measures presented in this earnings release for its own and for investors’ assessment of the business for the reasons identified below:

•
LIFO charges and credits are excluded because the factors that drive last-in first-out ("LIFO") inventory charges or credits, such as pharmaceutical manufacturer price appreciation or deflation and year-end inventory levels (which can be meaningfully influenced by customer buying behavior immediately preceding our fiscal year-end), are largely out of our control and cannot be accurately predicted. The exclusion of LIFO charges and credits from non-GAAP metrics facilitates comparison of our current financial results to our historical financial results and to our peer group companies’ financial results.

•
State opioid assessment related to prior fiscal years is the portion of the New York State assessment for prescription opioid medications that were sold or distributed in periods prior to fiscal 2019 and is excluded from non-GAAP financial measures because it relates to sales in prior fiscal years and inclusion would obscure analysis of the current fiscal year results of our underlying, ongoing business. Additionally, while the New York law will require us to make payments on an ongoing basis, the portion of the assessment related to sales in periods prior to fiscal 2019 is a one-time, nonrecurring item.

•	Restructuring and employee severance costs are excluded because they are not part of the ongoing operations of our underlying business.

•
Amortization and other acquisition-related costs, which include transaction costs, integration costs, and changes in the fair value of contingent consideration obligations, are excluded primarily for consistency with the presentation of the financial results of our peer group companies. Additionally, costs for amortization of acquisition-related intangible assets are non-cash amounts, which are variable in amount and frequency and are significantly impacted by the timing and size of acquisitions, so their exclusion facilitates comparison of historical, current and forecasted financial results. We also exclude other acquisition-related costs, which are directly related to an acquisition but do not meet the criteria to be recognized on the acquired entity’s initial balance sheet as part of the purchase price allocation. These costs are also significantly impacted by the timing, complexity and size of acquisitions.

•
Impairments and gain or loss on disposal of assets are excluded because they do not occur in or reflect the ordinary course of our ongoing business operations and are inherently unpredictable in timing and amount, and in the case of impairments, are non-cash amounts, so their exclusion facilitates comparison of historical, current and forecasted financial results.

•
Litigation recoveries or charges, net are excluded because they often relate to events that may have occurred in prior or multiple periods, do not occur in or reflect the ordinary course of our business and are inherently unpredictable in timing and amount.

•
Loss on extinguishment of debt is excluded because it does not typically occur in the normal course of business and may obscure analysis of trends and financial performance. Additionally, the amount and frequency of this type of charge is not consistent and is significantly impacted by the timing and size of debt extinguishment transactions.

•
Transitional tax benefit, net related to the Tax Cuts and Jobs Act is excluded because it results from the one-time impact during the one-year measurement period of a very significant change in the U.S. federal corporate tax rate and, due to the significant size of the benefit, obscures analysis of trends and financial performance. The transitional tax benefit includes the initial estimate and measurement period adjustments for the re-measurement of deferred tax assets and liabilities due to the reduction of the U.S. federal corporate income tax rate and the repatriation tax on undistributed foreign earnings, both of which are subject to adjustment through December 2018.

The tax effect for each of the items listed above, other than the transitional tax benefit item, is determined using the tax rate and other tax attributes applicable to the item and the jurisdiction(s) in which the item is recorded. The gross, tax and net impact of each item are presented with our GAAP to non-GAAP reconciliations.
Forward Looking Non-GAAP Measures
In this document, the Company presents certain forward-looking non-GAAP metrics. The Company does not provide outlook on a GAAP basis because changes in the items that the Company excludes from GAAP to calculate the comparable non-GAAP measure can be dependent on future events that are less capable of being controlled or reliability predicted by management and are not part of the Company’s routine operating activities. Additionally, management does not forecast many of the excluded items for internal use and therefore cannot create or rely on outlook done on a GAAP basis.
The timing and amount of any of the excluded items could significantly impact the Company’s fiscal 2019 EPS. Over the past five fiscal years, the excluded items have lowered the Company’s EPS from $0.47 to $4.19, which includes a goodwill impairment charge of $4.36 per share related to our Medical Segment that we recognized in fiscal 2018.

Definitions
Growth rate calculation: growth rates in this earnings release are determined by dividing the difference between current-period results and prior-period results by prior-period results.
Non-GAAP distribution, selling, general and administrative expenses or Non-GAAP SG&A: distribution, selling, general and administrative expenses, excluding state opioid assessment related to prior fiscal years.

Non-GAAP operating earnings: operating earnings excluding (1) LIFO charges/(credits), (2) state opioid assessment related to prior fiscal years, (3) restructuring and employee severance, (4) amortization and other acquisition-related costs, (5) impairments and (gain)/loss on disposal of assets, and (6) litigation (recoveries)/charges, net.

Non-GAAP earnings before income taxes: earnings before income taxes excluding (1) LIFO charges/(credits), (2) state opioid assessment related to prior fiscal years, (3) restructuring and employee severance, (4) amortization and other acquisition-related costs, (5) impairments and (gain)/loss on disposal of assets, (6) litigation (recoveries)/charges, net, and (7) loss on extinguishment of debt.

Non-GAAP effective tax rate: (provision for income taxes adjusted for (1) LIFO charges/(credits), (2) state opioid assessment related to prior fiscal years, (3) restructuring and employee severance, (4) amortization and other acquisition-related costs, (5) impairments and (gain)/loss on disposal of assets, (6) litigation (recoveries)/charges, net, (7) loss on extinguishment of debt, and (8) transitional tax benefit, (net) divided by (earnings before income taxes adjusted for the first seven items).

Non-GAAP Net Earnings attributable to Cardinal Health, Inc.: net earnings attributable to Cardinal Health, Inc. excluding (1) LIFO charges/(credits), (2) state opioid assessment related to prior fiscal years, (3) restructuring and employee severance, (4) amortization and other acquisition-related costs, (5) impairments and (gain)/loss on disposal of assets, (6) litigation (recoveries)/charges, net, (7) loss on extinguishment of debt, each net of tax, and (8) transitional tax benefit related to the Tax Cuts and Jobs Act.

Non-GAAP diluted EPS attributable to Cardinal Health, Inc.: non-GAAP net earnings attributable to Cardinal Health, Inc. divided by diluted weighted-average shares outstanding.